Exhibit 99.2

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

SECURITIES EXCHANGE ACT OF 1934

Release No. 89207 / July 1, 2020

The U.S. Securities and Exchange Commission announced the temporary suspension of trading in the securities of the following issuers, commencing at 9:30 a.m. EDT on July 2, 2020 and terminating at 11:59 p.m. EDT on July 16, 2020:

•	ERBA Diagnostics, Inc. (ERBA)
•	Eternity Healthcare, Inc. (ETAH)

The Commission temporarily suspended trading in the securities of the foregoing companies due to a lack of current and accurate information about the companies because they have not filed certain periodic reports with the Commission. This order was entered pursuant to Section 12(k) of the Securities Exchange Act of 1934 (Exchange Act).

The Commission cautions brokers, dealers, shareholders and prospective purchasers that they should carefully consider the foregoing information along with all other currently available information and any information subsequently issued by these companies.

Brokers and dealers should be alert to the fact that, pursuant to Exchange Act Rule 15c2-11, at the termination of the trading suspensions, no quotation may be entered relating to the securities of the subject companies unless and until the broker or dealer has strictly complied with all of the provisions of the rule. If any broker or dealer is uncertain as to what is required by the rule, it should refrain from entering quotations relating to the securities of these companies that have been subject to trading suspensions until such time as it has familiarized itself with the rule and is certain that all of its provisions have been met. Any broker or dealer with questions regarding the rule should contact the staff of the Securities and Exchange Commission in Washington, DC at (202) 551-5777. If any broker or dealer enters any quotation which is in violation of the rule, the Commission will consider the need for prompt enforcement action.

If any broker, dealer or other person has any information which may relate to this matter, they should immediately communicate it to the Delinquent Filings Branch of the Division of Enforcement at (202) 551-5466, or by e-mail at DelinquentFilings@sec.gov.